FIRST CITIZENS BANCSHARES, INC.
One First Citizens Place
Dyersburg, Tennessee 38024

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

WEDNESDAY, APRIL 18, 2007

TO:    Shareholders of First Citizens Bancshares, Inc.
          Dyersburg, Tennessee  38024

The Annual Meeting of Shareholders of First Citizens Bancshares, Inc. will be held in the Lipford Room of First Citizens National Bank, One First Citizens Place, Dyersburg, Tennessee, April 18, 2007 at 10:00 a.m. to act upon the following items of business:

        1.    To elect eight directors for a term of three years expiring in 2010.

        2.    To ratify the appointment of Alexander Thompson Arnold PLLC as auditors for the year ending December 31, 2007.

        3.    To transact such other business as may properly come before the meeting or any adjournment thereof.

We describe these items of business in more detail in the accompanying proxy statement. Shareholders of record at the close of business February 14, 2007 are entitled to notice of and to vote at the meeting.

Please date, sign and return the enclosed proxy immediately in the stamped envelope provided. It is important that you sign and return the proxy, even though you plan to attend the meeting in person. You may revoke the proxy at any time before the proxy is exercised by giving written notice to us or by advising us at the meeting. If you will need special assistance at the meeting because of a disability, please contact Judy Long, Secretary at (731) 287-4254.

This 15th day of March 2007.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/ KATIE S. WINCHESTER
                                            Chairman

FIRST CITIZENS BANCSHARES, INC.
One First Citizens Place
Dyersburg, Tennessee 38024

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
April 18, 2007

Solicitation

                The proxy accompanying this statement is solicited by and on behalf of the board of directors of First Citizens Bancshares, Inc. for use at the annual meeting of shareholders to be held April 18, 2007 and any adjournment thereof.  The time and place of the meeting is set forth in the accompanying notice of meeting.

                We will pay the expense of preparing, assembling, printing and mailing the proxy statement and materials used in the solicitation of proxies for the meeting.  We will solicit proxies principally through use of the mail, but our officers, directors and employees may solicit proxies personally or by telephone, without receiving special compensation therefore.  Brokers, custodians, and similar parties will be requested to send proxy material to beneficial owners of stock and will be reimbursed for reasonable expenses.  We anticipate mailing this proxy statement and accompanying proxy to shareholders on or about March 15, 2007.

                We will vote all proxies in the accompanying form, which are properly executed and returned to management, in accordance with your directions.  You may revoke any proxy you delivered to us at any time before it is exercised if you provide written notice to Judy Long, Secretary of the Company.  If you are present at the meeting and wish to vote in person, you may advise the Chairman of your intention to vote in person.  In this case, we will suspend powers of proxy holders with respect to your proxy.

                If you return your proxy but do not specify how you wish your shares to be voted, we will vote the shares represented by your executed proxy "for" the nominees for election as directors and "for" the ratification of Alexander Thompson Arnold PLLC to serve as the Company's auditors for the year ending December 31, 2007.  If any other business is properly presented at the meeting, we will vote your proxy in accordance with recommendations of our board of directors.

Voting Securities

                At the close of business February 14, 2007, we had 3,717,593 shares of common stock outstanding and entitled to vote.  You are entitled to one vote, in person or by proxy, for each share of common stock you owned as of February 14, 2007, our record date.

                In connection with the election of directors, you may cumulate your shares if you are present at the meeting and give notice at the meeting prior to the voting for election of directors, of your intention to vote cumulatively.  If you give this notice, then all shareholders eligible to vote will be entitled to cumulate their shares in voting for the election of directors.  Cumulative voting allows you to cast a number of votes equal to the number of shares held in your name as of the record date, multiplied by the number of directors to be elected. You may cast votes for any one nominee, or you may distribute your votes among as many nominees as you wish.  If cumulative voting is declared at the meeting, we will cumulate votes represented by proxies delivered pursuant to this proxy statement at the discretion of the proxy holder, in accordance with management's recommendation.

                If cumulative voting is not declared at the meeting, director nominees will be elected by a plurality of the votes cast in person or by proxy at the meeting.

                The ratification of Alexander Thompson Arnold PLLC to serve as the company's auditors for the year ending December 31, 2007 will require the affirmative vote of a majority of the shares of common stock present or represented by proxy at the meeting.

                The approval of all other matters submitted to the shareholders will require the affirmative vote of a majority of the shares of common stock present or represented by proxy at the meeting.

Ownership of Our Stock by Directors and Executive Officers

                The following table sets forth the number of shares of common stock owned by our directors, nominees and executive officers as of the record date:

Beneficial Owners	Beneficial Ownership	Percent of Class
Directors, nominees and executive officers (24)	485,722	13.37%

Principal Shareholders

                As of the record date, only one entity beneficially owns in excess of 5% of the common stock of the company:

Name and Address	Beneficial Ownership	Percent of Class
First Citizens National Bank Employee Stock Ownership Plan & Trust	730,405	20.10%

Proposal I.  Election of Directors

                Our board of directors consists of 22 members with approximately1/3 of the terms expiring in 2008, another 1/3 in 2009 and the remaining 1/3 in 2010.  At the meeting you will be asked to elect the following individuals nominated by the board of directors to serve a term of 3 years.  Once elected, each director shall serve the stated term or until his successor has met the necessary qualifications and has been elected.  Should any nominee determine that he is unable to serve, the persons named in the accompanying proxy intend to vote for the balance of those named.

                The following tables set out information (as of February 14, 2007) for each of our nominees to become directors and for directors whose terms expire in the years 2008 and 2009.  There are no directors that hold other directorships with another public company or any registered investment company.

Nominees for Election whose Terms will Expire in 2010

Name and Principal Occupation for Past Five Years	Age	Director Since	Common Stock Beneficially Owned	Percent of Class

William C. Cloar	70	1991	20,208	*
Retired 1998 from Dyersburg Fabrics, Inc., a textile manufacturing plant.

James Daniel Carpenter	57	1993	3,226	*
Partner, Flatt Heating & Air Conditioning.

Richard W. Donner	56	1985	8,577	*
2001 president of Trenton Mills.

Bentley F. Edwards	49	1997	886	*

Executive Vice President and Director of Burks Enterprises, Inc., a distributor of Dr. Pepper-Pepsi Cola products.  Chief Operating Officer of Burks Beverage, L.P.  Partner, Pennward Associates and P & E Management, Inc.

Ralph E. Henson	65	1997	53,469	1.44%
Executive Vice President of the Bank and Holding Company. Previously served as Chief Credit Officer of the Bank until making the transition to part time employment at 12/31/2006.

Stallings Lipford	77	1960	54,831	1.47%
Chairman Emeritus of the Board of the Bank and the Company. Previously served as Chairman of the Board of the Company and the Bank.

Larry S. White	58	1997	59,189	1.59%
President of White & Associates Insurance Agency, Inc., a general insurance agency offering all lines of insurance.

*Less than one percent.

The board of directors recommends a vote "FOR" each of the nominees listed above.

Incumbents whose Terms will Expire in 2009
Name and Principal Occupation for Past Five Years	Age	Director Since	Common Stock Beneficially Owned	Percent of Class

Jeffrey D. Agee	46	2005	24,068	*
President of First Citizens National Bank and First Citizens Bancshares, Inc. Previously served as Executive Vice President & CFO of the Bank and Vice President & CFO of Bancshares.

Eddie Eugene Anderson	59	1984	32,390	*
Partner, Anderson Farms II.

Christian E. Heckler	39	2006	510	*

April 2006 appointed Regional President of the Southwest Region for First Citizens National Bank.  Previously served as Community Bank President and Commercial Lender.  Appointed to the Board June 2006 to fill an unexpired term.

Barry T. Ladd	66	1996	23,798	*
Retired as of December 31, 2006. Previously served as Executive Vice President and Chief Administrative Officer of the Company and the Bank.

John M. Lannom	53	1999	26,843	*
Private Legal Practice; Chairman and Chief Executive Officer of Forcum Lannom, Incorporated.

Milton E. Magee	70	1969	51,267	1.38%
Retired, Chic Farm Co., general farming; partner, Magee and Taylor, FLP, and J&M FLP, general farming.

G.W. Smitheal	51	1993	4,627	*
Partner, Smitheal Farm

P.H. White, Jr.	75	1978	12,918	*
Owner, P.H. White Farms, general farming and P.H. White Company, manufacturer and distributor of livestock insecticide applicators.

*Less than one percent.

Incumbents whose Terms will Expire in 2008

Name and Principal Occupation for Past Five Years	Age	Director Since	Common Stock Beneficially Owned	Percent of Class

J. Walter Bradshaw	45	1993	48,313	1.33%
Vice president and director, Bradshaw & Co. Insurors, an independent insurance agency.

Larry W. Gibson	60	1995	6,838	*
President, Roberts-Gibson, Inc., gasoline jobber company.

Allen G. Searcy	65	1999	23,406	*

President of Allen Searcy Builder-Contractor, Inc. and Crestwood Development Corp.  Vice President of Building Solutions, Inc.  Mr. Searcy is also a partner in Allen's Building Materials, Inc. in Union City, TN and owner of commercial real estate and rental properties.

David R. Taylor	60	1997	2,545	*
2003 President & CEO of Forcum-Lannom Contractors, LLC a company of engineers, contractors, and developers. Previously served as President & CEO of Centex Engineering and Construction.

Dwight Steven Williams	51	1991	4,425	*
Owner & President, Johnson-Williams Funeral Home. Partner, West TN Golf, LLC.

Katie S. Winchester	66	1990	23,545	*
CEO & Chairman of the Company and the Bank. Previously served as President, CEO & Vice Chairman of the Company and the bank.

Joseph S. Yates	44	2005	4,611	*
President, General Appliance and Furniture Company, retail furniture and appliance outlet.

*Less than one percent.

Corporate Governance

Director Independence

                 A majority of the company's directors are independent as defined below.  Katie S. Winchester, Stallings Lipford, Jeffrey D. Agee and Christian E. Heckler are not considered independent directors, as all are executive officers.  Also not considered independent are Barry Ladd who retired as Executive Vice President and Chief Administrative Officer as of December 31, 2006 and Ralph E. Henson who became a part time employee as of December 31, 2006.  Mr. Henson previously served as chief credit officer of First Citizens National Bank.  The Corporate Governance Committee annually reviews relationships that exist between the company and a director and his or her related interests for the purpose of determining whether the director is independent.  The board conducts this review on directors serving as members of the Corporate Governance Committee.  A director is presumed to be independent unless the director (or their immediate family members)

  is/was a current/former employee/executive of the company during the last 3 years;

  is/was a current/former employee/partner of the company's current or former independent auditors during the last 3 years;

  is an owner, partner, employee, director of an entity with material relationships (makes payments to, or receives payments from the company which exceed the greater of $1 million, or 2% of the entity's gross revenues) with the company, either as a vendor or customer, except in situations where revenues are generated as a result of a competitive bid process in which the board determines the business relationship is in the best interest of the company; and

  receives more than $100,000 per year in direct compensation from the company other than director and related fees.

Board and Committee Meetings

                   Our board of directors met 8 times in 2006, while the board of First Citizens National Bank held 12 meetings.  Each director serving on the board of the company also serves as a director on the board of First Citizens National Bank, a wholly owned subsidiary.  All directors attended a minimum of 75% of all meetings of the board and committees on which they served during the fiscal year.

                   The company has no specific committees.  However, First Citizens National Bank has an Audit Committee and a Corporate Governance/Nominating/Compensation Committee.  On April 19, 2006, the board appointed members of the Audit Committee and the Corporate Governance/Nominating/ Compensation Committee to serve for one year.

                All members of the Audit Committee and the Corporate Governance/ Nominating/Compensation Committee are "independent" as defined in our Corporate Governance Guidelines and as described above in the section entitled "Director Independence."  The Audit Committee charter requires members of the committee to be financially literate.  No member of the committee would be considered a "financial expert" as defined by Securities and Exchange Commission guidelines.

                The Audit Committee held 7 meetings in 2006.  The committee's meetings included, whenever appropriate, sessions with independent auditors and the company's senior internal auditor, in each case without the presence of management.

                Directors serving as members of the Corporate Governance Committee also serve as the Nominating and Compensation Committees.  The Corporate Governance/Nominating/ Compensation Committee met 7 times during 2006.

                The Audit Committee charter, the Corporate Governance/Nominating/Compensation Committee charter and the definition of "independence" can be found in the "Investor Relations" section of our website at www.firstcitizens-bank.com.

Although we have no specific policy with regard to attendance by directors of the annual meeting, all directors attended the annual meeting in 2006.

Nominations to the Board of Directors

                 The Corporate Governance/Nominating/Compensation Committee assists the board in identifying individuals qualified to become directors and recommending to the board nominees to be voted upon at the next annual meeting of shareholders.

                The committee has responsibility for the selection and composition of the board. In fulfilling that commitment, the committee seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity.  The process for nominees to be proposed for election to the board other than those made by the existing board is discussed in detail in the section entitled "Proposals by Shareholders/Director Selection."

 Audit Committee Report

 Members of the Audit Committee listed below report as follows:

  The Audit Committee has reviewed and discussed the financial statements with management.
  The Audit Committee has discussed with independent auditors matters required to be discussed by the statement on Auditing Standards No. 61, as amended.

  The Audit Committee has received written disclosures and the letter from independent accountants required by Independence Standards Board Standard No. 1 and has discussed with independent accountants the independent accountants' independence.

                Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the company's annual report on Form 10-K for the year ended December 31, 2006 and filed with the Securities and Exchange Commission.

Audit Committee Members
David R. Taylor, Chairman
Eddie E. Anderson
Bentley S. Edwards
John M. Lannom
G. W. Smitheal

Audit Fees

                Total fees paid to Alexander Thompson Arnold PLLC for the fiscal years ended December 31, 2006 and 2005 are as follows:

	2006	2005
Audit fees	$80,385	$53,365
Audit-Related Fees	0	0
Tax fees	20,506	12,012
All other fees	5,925	5,835
Total	$106,816	$71,212
	=======	=======

Compensation

                    The Corporate Governance Committee also functions as the Compensation Committee.  Compensation issues were considered during 2 of the 7 Corporate Governance Committee meetings held in 2006.

Compensation Committee Interlocks and Insider Participation

                   The Compensation Committee consists of 5 directors as identified in the Compensation Committee Report.  No member of this committee is an officer of the company, First Citizens National Bank or any of its subsidiaries and all are considered independent based on guidelines described above.  No member of the Compensation Committee serves on the compensation committee of any other publicly held company.

                   The purpose of the Compensation Committee is to discharge the board's responsibilities relating to compensation of executive officers.  The committee has overall responsibility for evaluating and approving executive officer salary, benefits, bonus, incentive compensation, severance, equity-based or other compensation plans, as well as compensation policies and programs.

Compensation Committee Report

                The Compensation Committee has reviewed the section titled "Compensation Discussion and Analysis" with management.  Based on the review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of the Board of Directors:
Milton E. Magee, Chairman
John M. Lannom
Allen G. Searcy
David R. Taylor
P. H. White, Jr.

                                               Compensation Discussion and Analysis

                 Our compensation programs are designed to align compensation with business objectives and performance, and to enable us to attract, retain and reward executive officers who contribute to success of the company. In order to link pay to performance, we provide an executive compensation program that includes base pay, annual incentive bonuses and retirement benefits through contributions to an Employee Stock Ownership and 401-K plans.  In addition, all executive officers are provided permanent life insurance.

Base Salary

                Subject to approval of the Compensation Committee, executive officer base salaries are set annually contingent upon job-related experience, individual performance and pay levels of similar positions at peer institutions.  We compare peer salary levels for specific positions as published in annual salary surveys conducted by the American Bankers Association, Tennessee Bankers Association and Bank Administrative Institute of banks of similar asset size.  We initially determine base salaries for new executive officers by evaluating responsibilities of the position, considering the experience of the individual and referring to the competitive marketplace for experienced executive talent in the financial services industry.

Incentive Compensation Plan

                The Chief Executive Officer, Chief Financial Officer and other executive officers are eligible for cash bonuses. The incentive plan provides bonus cash compensation based on pre-determined corporate, business unit and individual performance goals.  The level of incentive compensation for executive officers is based on return on equity with a minimum qualifying pre-bonus return on equity of 13.34%.  Once an incentive level is determined, 25% of each individual's total incentive pay is based on the individual meeting specific personal business development goals.

Retirement Contributions

                Percentage contributions to an Employee Stock Ownership and 401-K plan are determined by the executive officer's base salary plus incentive compensation.

Executive Management Life Insurance Plans

                Executive Management Life Insurance Plans provided for in executive employment agreements in April 1993 were replaced in 2004 by a Death Benefit Only Salary Continuation plan.  The Sarbanes-Oxley Act and new rulings by the Internal Revenue Service eliminated benefits of split dollar policies by creating significant income tax liability for insured officers.  This benefit is available to the following executive officers:  Chairman/Chief Executive Officer Katie Winchester, President Jeffrey D. Agee, Chief Operations Officer Judy Long, Chief Administrative Officer Barry Ladd, and Chief Credit Officer Ralph Henson.

                The board approved continuing coverage for affected officers at comparable after tax levels that existed under the previous split dollar plan.  The revised benefit provides coverage under a Death Benefit Only Salary Continuation Plan supported by bank owned life insurance policies.  The bank will be required to pay premiums for an extended period of time while retaining the right to collect a portion of death proceeds as partial reimbursement for past and future premiums paid.  The remaining portion of premiums paid would be recovered through tax savings realized when tax-free life insurance proceeds are utilized to fund a tax-deductible expense as salary continuation benefits are paid to beneficiaries.  Annual premiums necessary to fund the Salary Continuation Plan total $140,500.

Executive Employment Contracts

                Executive employment agreements are currently in effect for Stallings Lipford, Katie S. Winchester, and Jeffrey D. Agee. Each agreement includes severance provisions in the event the executive officer is terminated for cause or voluntarily leaves the employment of the bank.  Under these circumstances, the executive officer would be entitled to receive his base salary at the annual rate up to the termination date, a prorata portion of any bonus earned prior to the date of termination, plus any amounts due under any other benefit plans in effect at the date of termination.

                Each employment agreement also includes severance provisions in the event that he or she is terminated in connection with a change of control.  In these circumstances the executive officer would receive severance pay in an amount equal to two times compensation paid in the preceding calendar year, or scheduled to be paid to the executive officer during the year of the notice of termination, whichever is greater, plus an additional amount sufficient to pay United States income tax on the salary amount so paid under the agreement.  The following table represents amounts that would be due these executive officers in the event of a change in control based upon 2006 compensation and a tax rate of 35 percent:

Jeffrey D. Agee	$ 649,847
Stallings Lipford	$ 407,417
Katie S. Winchester	$ 1,029,600

                The executive employment agreement in effect for Chairman Emeritus Stallings Lipford provides for terms and conditions of part-time employment.  Mr. Lipford, on an annual basis and at the direction of the board, devotes such time to affairs of the company as deemed appropriate in light of circumstances then existing. During 2006, Mr. Lipford continued to serve as chairman of our executive committee. In addition, Mr. Lipford will serve as a member of the board during the term of his employment for so long as shareholders continue to elect him.

                An executive employment agreement is also in effect for Ralph E. Henson and provides for terms and conditions of part-time employment.  Mr. Henson's duties include assisting the chief credit officer in the management and timely elimination of material problem credits.  In addition, he will manage the other real estate owned (OREO) properties and support the chief credit officer in succession planning in this area.  Mr. Henson will continue to serve as a member of the board during the term of his employment for so long as shareholders continue to elect him.

2006 Compensation for the Chief Executive Officer and Chief Financial Officer

                The same philosophies used in determining compensation for executive officers are used in determining compensation for the Chief Executive Officer and Chief Financial Officer.  The Compensation Committee establishes compensation of the Chief Executive Officer based on the achievement of specific financial and non-financial objectives.  Compensation of the Chief Financial Officer is based on recommendation of the President and Chief Executive Officer subject to review and approval of the Compensation Committee.  No specific weighting or formula is used to determine the level of compensation for the Chief Executive Officer or Chief Financial Officer.  The committee considers compensation levels for chief executive officer, chief financial officer and other executive officer positions of peer financial institutions as published in annual salary surveys of the American Bankers Association, Tennessee Bankers Association and Bank Administration Institute.

                Katie S. Winchester has served as chief executive officer since 1996.  The chief executive officer's base salary has been reviewed and set by the Compensation Committee since 1996.  The committee increased Mrs. Winchester's base salary to $264,120 in 2006 from $251,542 in 2005, which represents a 5% increase.  This level of base salary is in line with that of other chief executive officers serving peer institutions having total assets between $500 million and $1 billion.

                Laura Beth Butler has served as chief financial officer since June 2004.  The chief executive officer makes recommendations for base salary of all executive officers (other than for chief executive officer) subject to approval of the Compensation Committee.  Base salary for the chief financial officer for 2006 was $88,000 compared to $80,000 for 2005 which represents a 10% increase.  This level of base salary is comparable with that of peer institutions in the State of Tennessee.

                The annual bonuses of the chief executive officer and chief financial officer are determined based on a pre-defined bonus plan approved by the Compensation Committee.  The 2006 annual bonus as reported in this proxy statement was based on the achievement of corporate financial goals, personal business development goals and a pre-bonus return on equity of not less than 13.34%.

                The following table discloses individually the chief executive officer, chief financial officer and our three other most highly compensated executive officers.  The following tabulation is for the period ending December 31, 2006:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)	Total ($)
Katie Winchester, chief executive officer	2006	$ 264,120	$ 96,695	$ 42,519	$ 403,334
Laura Beth Butler, chief financial officer	2006	$ 88,000	$ 14,095	$ 10,507	$ 112,602
Jeff Agee, president	2006	$ 165,000	$ 61,985	$ 35,699	$ 262,684
Ralph Henson, chief credit officer	2006	$ 160,367	$ 58,536	$ 37,992	$ 256,895
Barry Ladd, chief administrative officer	2006	$ 141,652	$ 52,971	$ 34,715	$ 229,338

(1)
All Other Compensation for Katie S. Winchester consists of an auto fringe benefit of $6,924, life insurance of $1,595, employer contributions to retirement plans of $22,000 and director fees totaling $12,000 which were paid to charitable organizations.
(2)	All Other Compensation for Laura Beth Butler consists of life insurance of $270 and employer contributions to retirement plans of $10,236.
(3)
All Other Compensation for Jeffrey D. Agee consists of an auto fringe benefit of $981, executive life insurance of $718, employer contributions to retirement plans of $22,000 and director fees totaling $12,000. Of the $12,000 in director fees, $6,000 was paid to charitable organizations.
(4)
All Other Compensation for Ralph E. Henson consists of an auto fringe benefit of $2,386, life insurance of $1,856, employer contributions to retirement plans of $20,849 and director fees totaling $9,000. Of the $9,000 in director fees, $6,000 was paid to charitable organizations.
(5)
All Other Compensation for Barry T. Ladd consists of an auto fringe benefit of $3,085, life insurance of $1,781, employer contributions to retirement plans of $20,849 and director fees totaling $9,000. Of the $9,000 in director fees, $6,000 was paid to charitable organizations.

Director Compensation

                Director fees are established by the board on an annual basis.  Directors who are executive officers of First Citizens National Bank or any of its subsidiaries receive fees for service on the board, but do not receive additional compensation for service on a board committee. Fees paid to directors in 2006 for serving on the board were set at $500 for each meeting attended by each director.  In addition in 2006, we paid an annual retainer fee of $3,000 per director for service on the board of the company. In addition, annual fees were paid in the amount of $3,000 to each of Katie S. Winchester, Christian E. Heckler and Jeffrey D. Agee for service on our Southwest Region Advisory Board.  This Advisory Board considers issues specific to customers in our southwest markets.

                We pay additional amounts annually for service on various committees.  Members of the Audit Committee and Corporate Governance/Nominating/Compensation Committee are each paid $12,000 with an additional $2,000 paid to each committee chairman.  Outside directors serving on all other board committees are compensated at $5,000 annually, except Executive Committee members who receive $10,000 annually.

                All director fees are paid in cash.  Directors may choose to have their fees donated to an IRC 501(c)(3) qualifying charitable organization.  Fees designated and paid to such charities are included as "all other compensation" in the Director Compensation Table noted below.

                Director compensation for the year-ended December 31, 2006 is as follows:

Director Compensation Table

Name	Fees Earned or Paid in Cash	All Other Compensation ($)		Total ($)
Jeffrey D. Agee				(*)
Eddie E. Anderson	$ 19,500	$ 1,500		$ 21,000
J. Walter Bradshaw	5,667	7,500		13,167
James Daniel Carpenter	7,167	6,000		13,167
William C. Cloar	11,000	2,500		13,500
Richard W. Donner	14,833	2,000		16,833
Bentley F. Edwards	20,667	1,000		21,667
Larry W. Gibson	13,000	1,000		14,000
Christian E. Heckler	7,500	162,245	(1)	169,745
Ralph E. Henson				(*)
Barry T. Ladd				(*)
John M. Lannom	33,000			33,000
Stallings Lipford	4,000	161,985	(2)	165,985
Milton E. Magee	33,000			33,000
Allen G. Searcy	27,000	4,000		31,000
G. W. Smitheal	19,500	1,000		20,500
David R. Taylor	23,333	11,000		34,333
Larry S. White	-	17,333		17,333
P. H. White, Jr.	-	31,000		31,000
Dwight Steven Williams	12,333	5,000		17,333
Katie S. Winchester				(*)
Joseph S. Yates	11,667	1,000		12,667

(*)   Fees paid are included in Summary Compensation Table.

(1)    All Other Compensation for Christian E. Heckler consists of a base salary of $115,000, an auto fringe benefit of $1,573, life insurance of $322, bonus of $26,130, employer contributions to retirement plans of $14,740 and loan insurance commissions of $4,480.

(2)    All Other Compensation for Stallings Lipford consists of a base salary of $100,000, bonus of $38,150, life insurance of $3,745, employer contributions to retirement plans of $15,090 and director fees of $5,000 paid to charitable organizations.

Code of Ethics

                We have a Code of Ethics, which is applicable to all employees, including the principal executive officer as well as all professionals serving in a finance, accounting, treasury, tax or investor relation role.  We also have a separate Code of Ethics for financial professionals, which contains provisions specific to financial professionals.  Both the Code of Conduct and the Code of Ethics for Financial Professionals are available on our website (www.firstcitizens-bank.com).  We intend to post changes and amendments to our Code(s) of Conduct and Ethics at this location on our website.

 Proposal II - Ratification of Auditors

                 The Audit Committee has selected Alexander Thompson Arnold PLLC, independent auditors, to audit financial statement for the year ending December 31, 2007.  We are presenting this proposal to the shareholders for ratification at the annual meeting.  A representative of Alexander Thompson Arnold PLLC is expected to be present at the meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

                Ratification of the selection of Alexander Thompson Arnold PLLC as our independent auditors requires the affirmative vote of the holders of a majority of the shares represented at the meeting.

                 The board of directors recommends a vote "FOR" the ratification of the appointment of Alexander Thompson Arnold PLLC as our independent auditors for the year ending December 31, 2007.

 Certain Relationships and Related Transactions

                We conduct certain transactions with executive officers, directors, principal shareholders and their affiliates (collectively referred to hereafter as "related parties" for the purposes of this discussion).  Such transactions are conducted under the ordinary course of business and consist primarily of loan and deposit activities.  Extensions of credit to related parties are governed by board-approved policies.  Such policies are designed and implemented to comply with applicable regulations including but not limited to 12 CFR 215.  The Company's board approved Code of Conduct provides guidance regarding transactions with related parties.  Policies and Procedures as well as the Code of Conduct require related party transactions to be entered into under substantially the same terms as unrelated party transactions.  All non-lending transactions with related parties of a material nature are approved by the board of directors.

                Banking transactions in the ordinary course of business with directors, officers, principal shareholders, and their affiliates are on the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with others.  An affiliate includes a corporation or other entity of which an officer or director of the company is an officer, partner, or 10% shareholder; any trust or estate of which he is a trustee, executor or significant beneficiary; or any relative or spouse or spouse's relative who lives in his home.  These loans do not represent unfavorable features or more than a normal risk of collectibility. These loans aggregated total $11.9 million and represent approximately 17.1% of shareholders' equity as of December 31, 2006.

                During 2006, First Citizens National Bank paid $1.08 million to Forcum-Lannom Contractors, LCC for construction of branch facilities located in Collierville, Tennessee and the Information Technology/Operations Center at One First Citizens Place, Dyersburg, Tennessee.  Director David R. Taylor owns 40 percent of the company and is president of the company.  Forcum-Lannom, Inc., owns 27.5 percent of Forcum-Lannom Contractors, LLC. Director John M. Lannom holds the position of chairman and chief executive officer of Forcum-Lannom, Inc.  First Citizens National Bank sought competitive bids for construction of the facilities.

Section 16(a) Beneficial Ownership Reporting Compliance

                Our officers and directors are subject to reporting requirements of Section 16(a) of the Securities and Exchange Act of 1934. Based solely on a review of relevant filings and representations made to us by these persons, all changes in beneficial ownership of securities by insiders were reported to the Securities and Exchange Commission in 2006 on a timely basis.

Proposals by Shareholders/Director Selection

                Shareholder proposals intended to be presented in proxy materials to be mailed in 2008 other than nominees to be proposed for election to the Board of Directors must be submitted by certified or registered mail to Judy Long, Secretary, First Citizens Bancshares, Inc., P.O. Box 370, Dyersburg, TN 38025-0370, no later than December 1, 2007.

                Nominees to be proposed for election to the board of directors other than those made by the Nominating Committee must be delivered in writing to the Secretary of the company 90 days prior to the month and day that proxy materials related to the most recent election of directors were mailed to shareholders.  The written notice must include the full name of the proposed director, age and date of birth, educational background and a list of business experience and positions held by the proposed director for the preceding 5 years.  The notice must include home and business addresses and telephone numbers.  In addition, the submission must include a signed representation by the nominee to timely provide all necessary information requested by the company in order that disclosure requirements may be met in the solicitation of proxies for the election of directors.  The name of each nominee for director must be placed in nomination by a shareholder present in person at the annual meeting.  The nominee must also be present in person at the annual meeting.

Shareholder Communication

                Shareholders desiring to communicate directly with the board of directors may do so through the Corporate Governance Committee by contacting the chairman or any member of the committee.  Committee membership is identified on our website at www.firstcitizens-bank.com or may be obtained by calling the Audit Department at 731-287-4275.  Letters sent via the US Postal Service may be mailed to Chairman, Corporate Governance Committee, First Citizens National Bank Audit Department, P.O. Box 890, Dyersburg, TN  38025-0890.

Other Business

                The board of directors knows of no other business other than that set forth herein to be transacted at the meeting; but, if other matters requiring a vote of shareholders arise, persons designated as proxies will vote their judgment on such matters.  If you specify a different choice on the proxy, your shares will be voted in accordance with the specifications you make.

Annual Reports

                A copy of our Annual Report to Shareholders for the year ended December 31, 2006, accompanies this report.  Biographical information about our chief executive officer and other executive officers is included in the Form 10-K filed with the Securities and Exchange Commission.  A copy of the annual report on Form 10-K filed with the Securities and Exchange Commission will be furnished at no cost to any shareholder requesting a copy. Neither the Annual Report to Shareholders or Form 10-K is considered proxy-soliciting material except to the extent expressly incorporated by reference in this proxy statement.  Requests should be in writing to Judy Long, Secretary, First Citizens Bancshares, Inc., P.O. Box 370, Dyersburg, TN 38025-0370.

                                    By Order of the Board of Directors

                                                    /s/ JUDY LONG
                                                    SECRETARY

Dyersburg, TN
March 15, 2007

FIRST CITIZENS BANCSHARES, INC.
One First Citizens Place
Dyersburg, Tennessee 38024

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a shareholder of First Citizens Bancshares, Inc., hereby appoints William C. Cloar and Steve Williams, and each of them severally, proxies of the undersigned, with full power of substitution, to vote the shares of Capital Stock of First Citizens Bancshares, Inc. standing in the name of the undersigned on February 14, 2007, at the Annual Meeting of Shareholders to be held in the Lipford Room of First Citizens National Bank, on Wednesday, April 18, 2007, at 10:00 A.M., and at all adjournments thereof:

(1) Election of Directors

        [_] For all nominees listed below        [_] Withhold authority to vote for all nominees
                                                                                   listed below

INSTRUCTIONS:   YOU MAY WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE LISTED BELOW BY LINING THROUGH OR STRIKING OUT SUCH INDIVIDUAL'S NAME

NOMINEES FOR ELECTION WHOSE TERMS WILL EXPIRE IN 2010

William C. Cloar, James Daniel Carpenter, Richard W. Donner, Bentley F. Edwards, Ralph E. Henson, Stallings Lipford, Larry S. White.

(2) Approval of Alexander Thompson Arnold, PLLC as auditor for the year ending December 31, 2007

        [_]  FOR                [_]  AGAINST        [_]  ABSTAIN

(3) To transact other business as may properly come before the meeting or any adjournments thereof

        [_]  FOR                [_]  AGAINST        [_]  ABSTAIN

This proxy confers authority to vote "For" the propositions listed unless "Against" or "Abstain" is indicated. If no direction is given, this proxy will be voted "For" the election of all nominees named and "For" approval of Alexander Thompson Arnold, PLLC as auditors for the current year.

Please sign exactly as name appears below.

When shares are held by joint tenants both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please sign full title. If more than one trustee, all should sign.

Dated March 15, 2007                      Signature ____________________________________________

                                                            Signature if jointly held __________________________________

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE